Exhibit 10.22

July 15, 2020

Manish Joneja

Re: Offer of Employment

Dear Manish,

On behalf of Hugo, Molly, and Cooper, it is my pleasure to extend to you this offer letter for employment at Barkbox, Inc. (“Bark”) as Chief Executive Officer. This offer is contingent on your satisfactory completion of certain requirements, as more fully explained in this letter. If you meet all of the pre-conditions for this offer and choose to accept this offer in writing below, your employment with Bark would initially commence under the following terms:

•

Position: You are being hired as a full-time, exempt employee with the job title of Chief Executive Officer, at our offices at 221 Canal Street, 2nd Floor, New York, NY 10013. You will report to the Board of Directors of Bark. You will be elected as a Director at the first Board meeting following your start date.

•	Start Date: Your first day of employment with Bark will be on August 17, 2020 (“Start Date”), and you will work remotely from Seattle, Washington until at least January 1, 2021.

•

Compensation: You will be paid in bi-weekly installments of $20,193, which are equivalent to $525,000 on an annual basis, payable bi-weekly in accordance with Bark’s standard payroll practices and subject to all withholdings and deductions as required by law. The salary may be prorated for unpaid time taken off, including for unpaid vacation or a personal leave of absence in full-day increments. Your salary will not be based on an hourly rate and is intended to compensate you for all hours worked regardless of the number of hours or days you work in a week or month. Your position is intended to be exempt from overtime, as you are expected to spend the majority of your time performing duties that qualify under applicable law as exempt managerial, executive or administrative duties. Changes may be made as directed by the Board based on competitive compensation surveys and analysis.

•

At-Will Employment: Your employment is at-will and may be terminated at any time by either you or Bark, with or without cause, for any reason or no reason, and with or without advance notice. Your at-will status can only be modified in an express writing signed by both you and an officer of Bark. By your signature on this letter, you acknowledge, understand and agree that your employment relationship with Bark is at-will. Bark may prospectively modify your job title, duties, compensation and benefits from time to time as it deems necessary, in its sole discretion.

•	Bonus: You will be eligible for bonus payments pursuant to the terms of any Bark bonus plan that may be in effect from time to time, in accordance with and subject to the eligibility and other provisions of such bonus plan. Bark reserves the right to eliminate or modify any of its bonus plans at any time. The current annual CEO bonus plan consists of a target bonus of 50% with a sliding scale from 0% to 50% based on Board approved metrics. Under the FY21 approved bonus program, your bonus will be guaranteed, not prorated, and paid upfront in the amount of $225,000. We are pleased to offer you an additional signing bonus of $525,000. The total upfront bonus payment will consist of the guaranteed bonus and the signing bonus, which is equivalent to a one-time bonus payment of $750,000 (the “Signing Bonus”), and will be paid as follows: $375,000 on the first regular payroll date following the Start Date, and then three payments of $125,000 in each of October, November and December 2020.

•

Long-Term Incentive (LTI) Plan: You will be eligible to participate in Bark’s LTI Plan once established and approved by the Board. Bark is committed to establishing the LTI Plan and offering a long-term incentive equity package.

•

Benefits: If this offer is accepted, you may be eligible to participate in any benefit plans and programs in effect from time to time, including group medical, dental and vision insurance, life/disability insurance, 401(k), and pet insurance as are made available to other similarly situated employees of Bark, in accordance with and subject to the eligibility and other provisions of such plans and programs. Bark reserves the right to eliminate or modify any of its benefits at any time. Information about these benefits, including costs, qualifications and limitations, will be available on ADP’s on-line self-service portal.

•

Stock Options: Subject to the approval of the Board of Directors of Bark, you will be granted incentive stock options (the “Option”) under Bark’s 2011 Stock Incentive Plan (the “Plan”) equal to 4.5% of fully-diluted shares (“the Shares”). The Option will have an exercise price per share equal to the fair market value at the time of Board approval. So long as you continue to be employed by the Company, 1/48th of the shares will vest for each full month of your service until fully vested. The Option shall be subject to all terms, vesting schedules and other provisions set forth in the Plan and in a separate option agreement.

•

Notwithstanding the foregoing, if, after a Change in Control of Bark, your employment with the company is terminated (i) by Bark without Cause or (ii) by you for Good Reason, then the vesting schedule of the Shares shall be accelerated such that all of the then-unvested Shares shall vest in full and become immediately exercisable on the date of such termination.

•

For the purposes of this paragraph, “Cause” means (i) your willful and substantial failure or neglect to follow the lawful directions of the Board of Directors of the Company which, if reasonably susceptible of cure, is not cured within fifteen (15) days after written notice to you specifying the failure or neglect; (ii) your intentional disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company; (iii) the commission of an act of embezzlement or fraud or any other unauthorized use of corporate funds which in any such case was committed with the intent to result in your substantial personal enrichment; (iv) your deliberate disregard of the written rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company which is material to the Company; or (v) the unauthorized disclosure of any trade secret or confidential information of the Company that results in material harm to the Company.

•

For the purposes of this paragraph, “Good Reason” means any of the following conditions, which condition(s) remain(s) in effect 15 days after you provide written to the Board of such condition(s): (i) a decrease (in one or a series of reductions) in your base salary of 10% or greater; (ii) a material diminution in your duties, responsibilities and authorities, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities; (iii) the relocation of your work place to a location greater than thirty-five miles from your then-existing primary place of business; or (iv) a material breach of the Company’s obligations under this Agreement or any other written agreement with you.

•

Termination: If Bark terminates your employment at any time without Cause, or if you terminate your employment for Good Reason following a Change in Control of Bark, the Company will continue to pay to you during the period commencing on the date of such termination and ending twelve (12) months thereafter (“Severance Period”), the Base Salary plus your then-current bonus amount at target, any unpaid portion of the Signing Bonus, and the amounts necessary to enable you to pay the COBRA premiums, as and when payable, for continued coverage during the Severance Period for you and your eligible dependents under Bark’s medical insurance plans referred to in this Agreement, to which you would have been entitled had you remained in the employ of Bark during the Severance Period, such payments to be made in one lump sum payment unless business conditions (as determined in good faith by the Board) warrant such payment to be made over twelve (12) months. In addition, notwithstanding the provisions on any applicable option agreement, the period in which you must exercise any unvested Shares (including any additional stock option grants you receive during the period of your employment) will be extended to fifteen (15) months following the date your employment terminates. If Bark terminates your employment without Cause and without a Change in Control of Bark, then twenty-five percent (25%) of the Shares shall vest and become immediately exercisable, except that if there are less than 25% of the Shares unvested, then all remaining unvested Shares shall vest and become immediately exercisable. Your receipt of the severance benefits under this Section (the “Severance Benefits”) will be subject to you signing and not revoking a general release of claims (a “Release”) with material provisions substantially as set forth in Exhibit B; provided that such Release becomes effective and irrevocable within 60 days following your termination of employment or such shorter period specified in the Release (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit your right to the Severance Benefits. None of the Severance Benefits will be paid or provided until the Release becomes effective and irrevocable.

SATISFACTORY PERFORMANCE AND ADHERENCE TO BARK POLICIES

Should you accept this offer, your at-will employment will require both satisfactory job performance and compliance with existing and future Bark policies.

CONDITIONS OF OFFER

This offer of employment, even if you accept it, and your commencement of employment are contingent upon:

1.

Full compliance with the Immigration Reform and Control Act of 1986 (“IRCA”), which requires new employees to provide documentation/identification to establish both their identity and work authorization within three (3) days of your hire date;

2.	Satisfactory responses to a background check, credit check (if applicable) & references check;

3.	Your execution of the Proprietary Information and Inventions Assignment Agreement enclosed with this offer letter; and

4.	Your confirmation that you have no prior agreement that would limit your ability to perform services for Bark (such as a non-compete agreement with your prior employer).

AGREEMENTS WITH FORMER EMPLOYERS

By entering into employment with Bark, you represent that you are not a party to any agreement that may restrict you from engaging in any activity you may be required to perform in connection with your Bark duties; and you have returned or destroyed any paper or electronic documents or files in your possession that to your knowledge contain a former employer’s or other third party’s confidential, proprietary and/or trade secret information you have a duty to not disclose.

You further agree not to disclose or use any confidential, proprietary and/or trade secret information of a former employer or third party for Bark’s benefit, without first obtaining the written consent of the owner of that information.

OTHER TERMS AND CONDITIONS

You hereby confirm that all the information that you have provided in your resume and any other documents completed in connection with your employment and in any interview is true, accurate and complete. You understand that if you are employed with Bark and any information you provided to Bark is found to be false or incomplete in any respect, your employment with Bark may be subject to termination.

This letter, together with the enclosed Proprietary Information and Invention Assignments Agreement, sets forth the terms of your employment with Bark and supersedes any prior representations or agreements, whether written or oral. However, this offer letter, even if signed by you, is not and shall not constitute a contract or be construed as creating any express or implied contractual obligations. The terms of your employment, including your at-will employment status, may not be modified or amended except by express written agreement signed by both you and an officer of Bark. This offer of employment will terminate if it is not accepted, signed and returned by July 10, 2020.

If you have any questions about this offer letter or the attached Agreement, please let me know. Otherwise, please sign and return to us this counter-signed offer letter and executed Proprietary Information and Inventions Assignment Agreement via DocuSign.

It’s been a long journey to get here, with the company being around for almost nine years now. We started talking about the right CEO to lead us into the future in January 2019. And I remember the first time we talked, on February 7th, when both Hugo and Kiki wanted a voice in the conversation. You pushed me from that first meeting on making our customer experience better, and I’ve only become more excited for you to take the role since then. I’m so happy we’re here after such a long journey. There’s a lot of growth yet in front of us!

Sincerely,

/s/ Matt Meeker
Matt Meeker
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Manish Joneja

Manish Joneja

Date:

/s/ Stuart Ellman

/s/ Mike Hirshland

/s/ Tripp Jones

/s/ Betsy McLaughlin

/s/ Henrik Werdelin

Exhibit A

Proprietary Information and Inventions Assignment Agreement

This Proprietary Information and Inventions Assignment Agreement (the “Agreement”) is made by and between Barkbox, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and Manish Joneja (“you or “Employee”).

In consideration of the employment or the continued employment of you by the Company, the Company and you agree as follows:

1.	Condition of Employment.

The Employee acknowledges that their employment and/or the continuance of that employment with the Company is contingent upon their agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the Company has agreed to grant him/her options to purchase shares of the Company’s common stock, par value $0.0001 per share partially in consideration for their entry into this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information (obviously as well as a sufficient supply of dog treats) is critical to the business’ survival and success.

2.	Proprietary and Confidential Information.

a.

The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, contacts at or knowledge of customers or prospective customers of the Company and secret belly scratch formulas as may be developed from time to time by the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of their duties as an employee of the Company) without written approval by an officer of the Company, either during or after their employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

b.

The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into their custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of their duties for the

Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of their employment. After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

c.

The Employee agrees that their obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and their obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

d.

The Employee acknowledges this Agreement does not affect its immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows: (1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

e.

The Employee understands that nothing in this Agreement shall prevent Employee from discussing wages, benefits and other terms and conditions of employment with coworkers, or with non-employees whose input, advice or assistance is sought regarding such issues. Further, nothing in this Agreement will prevent either party from testifying truthfully in response to a lawfully-issued subpoena, or other government inquiry. Finally, nothing in this Agreement prohibits or prevents Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.).

f.

The Employee understands that the Company’s Proprietary Information is never to be used or disclosed by Employee, as provided in this Section 2. If, however, a court decides that this Section 2 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, Employee agrees and the Company agrees that the two (2) year period after the date Employee’s employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

3.	Non-Competition and Non-Solicitation.

Employee acknowledges and agrees that solely by reason of Employee’s employment with the Company, Employee has and will come into contact with and develop and maintain relationships with a significant number of the Company’s clients and prospective clients, and will have access to Proprietary Information relating to the Company, including Proprietary Information regarding the Company’s clients, prospective clients, and related information. Employee understands that the Company has made substantial investments to develop its business interests and goodwill, and to provide special training to Employee the performance of Employee’s duties under this agreement. The Company also invests considerable resources in building client relationships. Employee acknowledges that the covenants contained herein are necessary to preserve the Company’s relationships with clients and the Company’s Proprietary Information, in addition to protecting all developing and new clients and Proprietary Information. Accordingly, Employee covenants and agrees that, while Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly:

a.

Engage or assist others in engaging in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company’s Business (as defined below), including but not limited to any business or enterprise that primarily develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Employee was engaged by the Company (for the purposes of this Agreement, the Company’s “Business” shall mean any business or service related to pet-focused commerce); or

b.

Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company which were contacted, solicited, or served by the Company during the 12-month period prior to the termination or cessation of the Employee’s employment with the Company; or

c.

Either alone or in association with others (i) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate their employment or other engagement with the Company, or (ii) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of the Employee’s employment with the Company; provided that this clause (ii) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six months or longer; provided further that this Section 3(c) does not prohibit hiring or contracting for the services of an employee or independent contractor who (iii) responds to a bona fide job advertisement of general circulation (whether posted on a public site on the internet or in a newspaper, magazine or other publication), or (iv) is submitted for consideration by a third-party unaffiliated employment agency.

d.	Either alone or in association with others solicit, induce or attempt to induce, any other employee’s dog(s) to leave such other employee, no matter how adorable said dog is.

e.

Notwithstanding the foregoing, Section 3(a) shall not preclude the Employee from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which the Employee is employed, or to which the Employee provides services, is not competitive with the Company’s Business, (ii) the Employee does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise which is directly competitive with the Company’s Business (individually, a “Competitive Division” and collectively, the “Competitive Divisions”) and (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprises’ consolidated revenues for the most recent fiscal year, and each subsequent quarterly period, prior to the Employee’s commencement of employment with the Division.

f.

Extension. If the Employee violates the provisions of any of the preceding paragraphs of this Section 3 (with the exception of subsection (d)), the Employee shall continue to be bound by the restrictions set forth in such paragraph until a period of one (1) year has expired without any violation of such provisions.

4.	Developments.

a.

The Employee acknowledges and agrees that any copyrightable works prepared by him/her in the scope of employment will be “works made for hire” under the Copyright Act and the Company will be considered the author and owner of such copyrightable works.

b.

The Employee will make full and prompt disclosure to the Company of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, works of authorship, whether patentable or not, including but not limited to humane traps for the removal of felines from respectable society, which have been created, made, conceived, or reduced to practice by the Employee or under their direction or jointly with others: (i) prior to the date hereof, using the Company’s resources and/or Proprietary Information, or (ii) during their employment by the Company, whether or not during normal working hours or on the premises of the Company, which relate directly to the business of the Company, or using the Company’s resources and/or Proprietary Information (all of which are collectively referred to in this Agreement as “Developments”). For the purposes of this Agreement, the “business of the Company” shall mean pet-focused commerce.

c.

The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all their right, title and interest in and to all Developments and all related intellectual property. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 4(c) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Employee also hereby waives all claims to moral rights in any Developments.

d.

The Employee agrees to cooperate fully with the Company, both during and after their employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as their agent and attorney-in-fact to execute any such papers on their behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

5.	Other Agreements.

The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of their employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that their performance of all the terms of this Agreement and the performance of their duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

6.	United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

7.	Miscellaneous.

a.

Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief.

b.

Obligations to Third Parties. The Employee acknowledges and represents that this agreement and the Employee’s employment with the Company will not violate any continuing obligation the Employee has to any former employer or other third party or to any member of the feline species.

c.

Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers, prospective business associates or canine partners, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

d.

Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue their employment for any period of time and does not change the at-will nature of their employment.

e.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee over expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer. Notwithstanding the foregoing, if the Company is merged with or into a third party which is engaged in multiple lines of business, or if a third party engaged in multiple lines of business succeeds to the Company’s assets or business, then for purposes of Section 3(a), the term “Company’s Business” shall mean and refer to the business of the Company as it existed immediately prior to such event and as it subsequently develops and not to the third party’s other businesses.

f.

Reasonableness of Restrictions. Employee agrees that Employee has read this entire Agreement and understands it. Employee agrees that this Agreement, including without limitation the Non-Competition and Non-Solicitation terms contained in Section 3 of this Agreement, does not prevent Employee from earning a living or pursuing Employee’s career. Employee agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. Employee represents and agrees that Employee is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it. If any restriction set forth in Section 3 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable and Employee agrees to be bound by this Agreement as modified.

g.

Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

h.

Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

i.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

j.

Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in their duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

k.

Captions and Images. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Any images included in this agreement are for convenience of reference and levity only and shall not be considered part of this Agreement.

l.

Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be an original instrument, and together shall constitute one agreement. Signed facsimile or .pdf copies of a counterpart will be accepted as an original.

m.

Levity. Certain portions of this Agreement, specifically those relating to the ongoing and subversive battle being waged by the feline species towards dogs and relating to the general adorableness of puppies are included for the purposes of levity and, while very important from a culture perspective, are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[The rest of this page is intentionally left blank.]

THE EMPLOYEE ACKNOWLEDGES THAT THEY HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

THE FOREGOING IS AGREED TO AS OF THE DATE SET FORTH BELOW:

BARKBOX, INC.

Date:	June 25, 2020	By:	/s/ Matt Meeker

		Name:	Matt Meeker
		Title:	Chief Executive Officer

Date:		Signed:	/s/ Manish Joneja
MANISH JONEJA

June 26, 2020

Manish Joneja

Re: Payment of Relocation Expenses

Dear Manish:

Following our receipt of your signed offer letter, Barkbox, Inc. (“Bark”) will reimburse you for up to $150,000 in out-of-pocket expenditures you incur directly in connection with your relocation to the New York metro area (“Relocation Expenses”). You must provide receipts reflecting all Relocation Expenses in order to be reimbursed through Bark’s expense reimbursement process. Relocation Expenses may include: temporary housing, transportation for you and your family, moving services, truck rental, boxes and packing materials, property management and/or closing costs associated with rental or sale of your current home, and closing costs associated with new home purchase.

If you voluntarily leave Bark (not including termination for Good Reason as defined herein) within one year of your Start Date, Bark has the right to ask you to repay the Relocation Expenses on a pro-rata basis, such that you will repay an amount equal to 1/12th of the Relocation Expenses for each full or partial month remaining between the date you terminate employment and the twelve (12) month anniversary of the Start Date, and you agree to make such repayment.

If the foregoing terms are acceptable to you, please indicate your acceptance below by signing in the space provided.

Sincerely,

/s/ Matt Meeker

Matt Meeker

Chief Executive Officer

/s/ Manish Joneja
Manish Joneja	Date

June 26, 2020

Manish Joneja

Re: FY21 Executive Bonus Program

Dear Manish,

Your FY21 Bonus aligns to the company VP / C-level bonus program with targets defined by the Board approved plan approved on March 5, 2020. The plan this year calls for $279.6 million in net revenue and breakeven EBITDA. The bonus is payable at the end of each fiscal year after the completion of the annual audit, which is the basis for final results. Bonus targets will be reset annually based on board approved financial plan. The bonus program is discretionary and subject to change without notice. Your FY21 Bonus will be guaranteed ($225,000), not prorated, and paid upfront.

Bonus metrics:

•	25% of salary for meeting 100-105% of net revenue target.

•	25% of salary for meeting EBITDA target, between ($1.0m) and +$1.0m.

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VP and all other C-Level employees are aligned with the same target revenue and EBITDA metrics. Their total (Revenue and EBITDA) bonus targets range from 20% (10% Revenue, 10% EBITDA) of salary for delivering on plan to a maximum of 30% of salary for outperformance.

Sincerely,

/s/ Matt Meeker
Matt Meeker

Chief Executive Officer